Independent Auditors' Consent

The Board of Directors
Immunomedics, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-16260) on Form S-8 of Immunomedics, Inc. of our report dated
July 27, 1995, except as to the third paragraph of Note 10, which is as as August 2, 1995, relating to the balance sheets of Immunomedics, Inc.
as of June 30, 1995 and 1994, and the related statements of operations, changes in stockholders' equity, and cash flows for each the years in the three-year period ended June 30, 1995, which report is incorporated by reference in the June 30, 1995 Annual Report on Form 10-K of Immunomedics, Inc.

                                KPMG Peat Marwick LLP
                                /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
September 26, 1995